Exhibit 10(b)




                                                                11 June 1997


Akzo Nobel Fibers B.V.
Attn. Mr. M.A. Menalda
P.O. Box 9300
6800 SB ARNHEM

Dear Mr. Menalda,

PET Resins Supply Agreement between Akzo Nobel Fibers B.V. ("Akzo Nobel") and Wellman B.V. ("Wellman") dated 28 December 1995, as amended by letters dated 9 July 1996 and 23 August 1996 (together the "Agreement")

We refer to our discussions regarding the Agreement on 2 June 1997. At the end of these discussions it was agreed that the Agreement be amended as follows:

1. With effect from 1 October 1997, subject to the payments of the amounts described herein, the definition of "Product" in Article 1.1 shall be altered so that it is the same as the definition of "Specialty Grade Product".

2. With respect to Product delivered on and after 1 October 1997, the listed Tons in Article 2.1 for the Years 1997, 1998, 1999 and 2000 shall be deleted and replaced by the figure of 1,000 Tons for each of such Years, with an option for Wellman to elect to take from Akzo Nobel up to 6,000 Tons in each such Year (as already stated in Article 2.2).

3. On 1 October 1997 Wellman or one of its affiliates shall pay Akzo Nobel three million eight hundred and seventy-five thousand United States Dollars (USD 3,875,000).

4. As from 1 October 1997 Akzo Nobel shall be free to sell products manufactured on its batch polymerization units to packaging resins markets other than:
    1. rigid packaging such as bottles, jars, trays and thermoformed applications, and
    2.  non-blocking resin (AX4-706) to Chemapol and Technoplast.

5. Within 7 days after the date on which Akzo Nobel countersigns this letter Wellman or one of its affiliates shall pay Akzo Nobel seven hundred and forty thousand and eighty-five Dutch Guilders (NLG 740,085) in full and final settlement of the amounts due in respect of Raw Materials provided to Wellman in the Year 1996.



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6.  In all other respects, the Agreement will remain unchanged.  For the avoidance of doubt, except where specifically dealt with herein, this letter shall not affect any of Akzo Nobel's or Wellman's rights under the Agreement or any other agreement. In the event of any conflict between the provisions of this letter and any provision of the Agreement or any agreement made in furtherance thereof, the provisions of this letter shall prevail.

Unless otherwise specified, capitalized terms used above shall have the meanings assigned to them in the Agreement.

If you agree with the above, please have the enclosed copy of this letter duly signed on behalf of Akzo Nobel.

Yours faithfully,

Wellman, B.V.

/s/ Keith R. Phillips
Name:  Keith R. Phillips
Title:  Wellman, BV - Authorized Representative

For agreement by Akzo Nobel Fibers B.V.:

/s/ L. Lourens                         /s/ M.A. Menalda
Name: L. Lourens                       Name: M.A. Menalda
Title: Authorized Representative       Title:  Authorized Representative


























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